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SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
First Consulting Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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May 2, 2003

To Our Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders of First Consulting Group, Inc. to be held at our corporate offices at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 on Tuesday, June 3, 2003 at 10:00 a.m. local time.

        The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

        It is important that you use this opportunity to take part in our affairs by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy Card does not deprive you of your right to attend the meeting and to vote your shares in person.

        We look forward to seeing you at the meeting.

                      Sincerely,

                      Luther J. Nussbaum
                       Chief Executive Officer and
                      Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2003

TO THE STOCKHOLDERS OF FIRST CONSULTING GROUP, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Consulting Group, Inc., a Delaware corporation, will be held on June 3, 2003 at 10:00 a.m. local time at our corporate office at 111 W. Ocean Boulevard, 4thFloor, Long Beach, California 90802 for the following purposes:

  1.
  To elect three directors to hold office until the 2006 Annual Meeting of Stockholders and until the election and qualification of their respective successors.

  2.
  To approve an amendment to our 2000 Associate Stock Purchase Plan to increase the number of shares of our common stock reserved for issuance under that plan by 1,250,000 shares, from 1,000,000 shares to 2,250,000 shares.

  3.
  To ratify the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending December 26, 2003.

  4.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Stockholders of record at the close of business on April 23, 2003 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

        All stockholders are cordially invited to attend our Annual Meeting in person. Whether or not you expect to attend, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                      By Order of the Board of Directors,

                      Michael A. Zuercher
                       Vice President, General Counsel and Secretary

Long Beach, California
May 2, 2003

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD
ON JUNE 3, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

        General.    The enclosed proxy is solicited on behalf of the Board of Directors of First Consulting Group, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 3, 2003 at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our corporate headquarters at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802. We intend to mail this proxy statement and accompanying proxy card, together with a copy of our 2002 Annual Report, on or about May 2, 2003 to all stockholders entitled to vote at the Annual Meeting.

        Solicitation.    We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other of our regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

        Voting Rights and Outstanding Shares.    Only holders of record of our common stock at the close of business on April 23, 2003 will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on April 23, 2003, a total of 24,773,016 shares of our common stock were outstanding and entitled to vote. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and such person does not have discretionary voting power on such proposal) will be counted as shares that are present for purposes of determining the presence of a quorum.

        Directors will be elected by a plurality of the votes cast in person or by proxy. All other matters must be approved by the affirmative vote of the majority of the votes cast. Abstentions will not affect the outcome of the any of the proposals. The election of directors and the ratification of the selection of Grant Thornton LLP as our independent auditors are matters on which a broker or other nominee has discretionary voting authority, and thus broker non-votes will not result from these proposals. It is expected that brokers will have discretionary authority to approve the amendment to our 2000 Associate Stock Purchase Plan, and thus broker non-votes will not result from these proposals.

        All shares of our common stock that are entitled to vote and are represented at the Annual Meeting by properly executed proxies received at or prior to the Annual Meeting, and not revoked, will be voted in accordance with the instructions specified on the proxies. If no instructions are specified, the proxies will be voted FOR:

  •
  the election of the three nominees (named in this proxy statement) to our Board of Directors;

  •
  approval of the amendment to our 2000 Associate Stock Purchase Plan to increase the number of shares of FCG common stock reserved for issuance under that plan by 1,250,000 shares, from 1,000,000 shares to 2,250,000 shares;

  •
  the ratification of the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending December 26, 2003.

        If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgment.

        Revocability of Proxies.    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing with the Corporate Secretary at our principal executive office, 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

        Stockholder Proposals.    The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2004 Annual Meeting of Stockholders, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is January 4, 2004. Nominations for director and stockholder proposals that will be brought before the meeting but will not be included in the proxy statement and proxy must be delivered to or mailed and received at our principal executive offices between March 6, 2004 and April 5, 2004. If we make a public announcement of the date of our 2004 Annual Meeting of Stockholders fewer than seventy days prior to the date of such annual meeting, nominations for director and stockholder proposals that will be brought before the meeting but will not be included in the proxy statement and proxy must be delivered or received no later than the close of business on the tenth day following the day on which we first make such public announcement.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

        The Board of Directors is presently composed of ten members. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR ELECTION FOR A THREE YEAR TERM EXPIRING AT THE 2006 ANNUAL MEETING OF STOCKHOLDERS

        There are three directors in the class whose term of office expires in 2003. The following candidates have been nominated by the Board of Directors to stand for election at this Annual Meeting. Each candidate is currently a director of FCG. If elected, these candidates will serve three-year terms expiring at our 2006 Annual Meeting of Stockholders, and until their successors are duly elected and qualified.

        Stanley R. Nelson, age 76, has served as a director since April 1997. Since 1997, Mr. Nelson has been the Chairman of the Scottsdale Institute, formerly a subsidiary of FCG until 1998. From 1993 to August 1997, he was President of the Center for Clinical Integration, Inc., an affiliate of the Scottsdale Institute. Since 1988, he has also been an independent healthcare consultant to various organizations, and prior to 1988, he served as the President and Chief Executive Officer of the Henry Ford Healthcare Corp. and, before that, the Abbott-Northwestern Hospital. He received a BS and an MHA from the University of Minnesota.

        Luther J. Nussbaum, age 56, has served as a director since November 1997 and as our Chairman since April 1999. Mr. Nussbaum has served as our Chief Executive Officer since October 1998 after joining FCG as Executive Vice President, Worldwide Practice Support in April 1995. From 1993 to 1995, he was President of Nussbaum & Associates, a strategic and information consulting firm, and from 1989 to 1993, he served as President and Chief Executive Officer of Evernet Systems, Inc., a national network systems integration company. From 1986 to 1989, Mr. Nussbaum was the President and Chief Operating Officer of Ashton-Tate Corp., a microcomputer software development company. Mr. Nussbaum serves as a director of three private entrepreneurial companies, including The Olson Company. The Chairman of The Olson Company is Stephen E. Olson, one of our directors. Dr. Vance, one of our directors, also serves as a director of The Olson Company. Mr. Nussbaum is also a director of SM&A, a public company specializing in management and systems engineering support consulting. He received a BA in Economics and Business Administration from Rhodes College and an MBA from Stanford University.

        Jack O. Vance, Ph.D., age 78, has served as a director since April 1997. Dr. Vance is the Managing Director of Management Research, Inc., a management consulting firm, which he founded in 1989. From 1973 to 1989, he was the Managing Partner of the Los Angeles office of McKinsey & Company and served on the Executive Committee of that firm's board of directors from 1962 to 1989. Dr. Vance serves as a director of International Rectifier Corporation, a supplier of power semiconductor components; the Gabelli Mathers Fund, a mutual fund; Molina Health Care, Inc., and several private companies, including The Olson Company, where Dr. Vance serves as a director with Messrs. Nussbaum and Olson, each of whom is one of our directors. Dr. Vance received a BS from the University of Louisville, an MBA from the Wharton School of Commerce and Finance at the University of Pennsylvania, and a Ph.D. from Southwest University.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2004 ANNUAL MEETING OF STOCKHOLDERS

        The following four directors are currently serving three-year terms expiring at our 2004 Annual Meeting of Stockholders, and until their successors are duly elected and qualified.

        Michael P. Downey, age 55, has served as a director since February 2003. Since 1997, Mr. Downey has been a private investor and executive consultant to various companies. From 1986 to 1997, he served as the senior financial executive of Nellcor Puritan Bennett and one of its predecessors, a manufacturer of medical instruments. From 1984 to 1986, he was Vice President of Finance with Shugart Corporation, a manufacturer of disk drives. He serves as Chairman of the Board, and on the Audit and Corporate Governance Committees, of Artisoft Inc., a developer of software-based phone systems, and served as its interim President and Chief Executive Officer from March 2000 to July 2000. Mr. Downey is also a Director and Chairman of the Audit Committee of Emulex Corporation, a designer and manufacturer of both software- and hardware-based network access products. He has a BS in Business Management from San Jose State University and an MBA from Santa Clara University.

        Steven Lazarus, age 71, has served as a director since April 1997. Mr. Lazarus has served as a senior principal of various venture capital funds associated with ARCH Venture since 1986, including President and Chief Executive Officer of ARCH Development Corporation and Managing Director of ARCH Venture Partners. From 1986 to 1994, he was the Associate Dean of the Graduate School of Business at the University of Chicago. He currently serves as a director of Amgen Inc., a biotechnology company. Mr. Lazarus received a BA from Dartmouth College and an MBA from the Harvard University Graduate School of Business.

        David S. Lipson, age 59, has served as a director since December 1998. Mr. Lipson co-founded Integrated Systems Consulting Group, or ISCG, in 1988 and was Chairman of the ISCG board of directors and ISCG's Chief Executive Officer, President and Assistant Treasurer from its inception until its merger with FCG in December 1998. He joined FCG at that time, and retired from service as an employee in June 1999. He has more than 35 years of industry experience in executive management and sales and marketing. His previous employers include IBM, Control Data Corporation, Dun & Bradstreet Computer Services, SunGuard Data Systems, Inc., and Digital Equipment Corporation. Mr. Lipson currently serves as a director of several private companies including Cardinal Solutions, Inc. an information technology consulting firm, and GroupSystems.com, a knowledge-based, collaborative software firm. He also serves on the advisory boards of several venture capital companies including Chariot Solutions, Baird Venture Partners I, Baird Capital Partners II and Cross Atlantic Capital Partners. He received a BA in Biological Sciences from Pennsylvania State University and an MBA from Temple University as well as spending a year in the Doctoral program in Management Decision Theory.

        Fatima Reep, age 53, has served as a director since July 1999, when she was appointed to the seat occupied by her late husband, James A. Reep, our co-founder and former Chairman. Ms. Reep has been owner and President of First Ticket Travel, a travel agency, since May 1984, and has served on the boards of a number of civic associations, including the Los Alamitos Chamber of Commerce, and the advisory board of Casa Youth Shelter in Los Alamitos. She received a BA from Croydon College in London.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING OF STOCKHOLDERS

        The following three directors are currently serving three-year terms expiring at our 2005 Annual Meeting of Stockholders, and until their successors are duly elected and qualified.

        Steven Heck, age 54, has served as a director since April 1997. He served from May 1987 to December 1989 as our Vice President, Midwest Region, and from 1990 to 1991, he served as Chief Information Officer of Evangelical Health Systems. After rejoining FCG in April 1991, Mr. Heck served as our Vice President, Practice. He became Executive Vice President, Practice in April 1995, and has been our President since October 1998. Mr. Heck also served as the Managing Director of our Outsourcing business unit from December 1999 to February 2003. His current role as President includes focusing on large, multi-discipline client engagements on a firm-wide basis. Prior to joining FCG, he was the Managing Partner of the Great Lakes Health Care Practice at Price Waterhouse LLP from 1985 to 1987.

        Stephen E. Olson, age 61, has served as a director since April 1997. Mr. Olson is Chairman of the Board of The Olson Company, a developer of landmark residential communities within urban environments, which he founded in 1988. Dr. Vance and Mr. Nussbaum, whom is one of our directors, serve as directors of The Olson Company. Mr. Olson is a member of the board of directors of several private companies including Vice Chairman of Aquarium of the Pacific, Flowline, Inc., Collectech Systems, Inc., "C" Enterprises, Kings Seafood, Pepperdine University, and Pepperdine School of Public Policy. Mr. Olson received a BA from the University of Redlands and an MBA from Pepperdine University as well as doing post-graduate work towards a Doctorate degree in Finance at the Claremont Graduate School.

        F. Richard Nichol, Ph.D., age 61, has served as a director since January 2001. Dr. Nichol has an extensive background in both clinical research and executive management in the life sciences industry. In 1995, Dr. Nichol founded, and is currently principal of, Nichol Clinical Technologies Corp., a pharmaceutical, biotechnology and clinical research-consulting firm, providing advisory services to early stage life science companies. From 1997 to 1999, he was president, CEO and a board member (including Chairman from 1998 to 1999) of CoCensys, Inc., a biopharmaceutical company that was acquired by Purdue Pharma L.P. in 1999. Dr. Nichol was co-founder, president, CEO and a board member of IBRD, Inc. from 1975 to 1995, a clinical research contract organization providing product development services to pharmaceutical and biotechnology companies, and has served as senior research scientist in virology and infectious diseases with the Upjohn Company. Since December 2001, Dr. Nichol has been Chairman and CEO of MRDx Technologies, Inc., a private firm specializing in the isolation and analysis of solid-tumor cancer cells. He has also served as the Chairman of the Board for G Recordings since 1992, a privately held company that provides director services for films. Dr. Nichol received his BA in Science, and his MS and Ph.D. in Microbiology, from Pennsylvania State University.

BOARD COMMITTEES AND MEETINGS

        During the fiscal year ended December 27, 2002, the Board of Directors held seven meetings. The Board of Directors has an Audit Committee, a Nominating Committee and a Compensation Committee.

        Audit Committee.    The Audit Committee operates pursuant to a written charter adopted by the Board of Directors in April 2002, a copy of which has been filed with the Securities and Exchange Commission. The Committee's responsibilities currently include recommending the selection of our independent auditors to the Board of Directors and approving of their fees and other significant compensation, and reviewing:

  •
  our annual and quarterly financial statements;

  •
  the adequacy and effectiveness of our systems of internal accounting controls;

  •
  the independent auditors' audit plan and engagement letter;

  •
  the independence and performance of our independent auditors; and

  •
  material legal matters and potential conflicts of interest.

        Currently, the Audit Committee is composed of three non-employee directors: Messrs. Downey (Chairman) and Nelson and Dr. Vance. Steven Lazarus resigned from the Audit Committee in November 2002 because of family medical reasons but still continues to serve on our Board of Directors. Mr. Downey was appointed to the Audit Committee in February 2003. Our Board of Directors has determined that Mr. Downey is an "audit committee financial expert," and that each member of the Audit Committee is "independent," as those terms are defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended. The Audit Committee met four times and acted once by unanimous written consent during 2002.

        Compensation Committee.    The Compensation Committee considers and approves our compensation policies, evaluates the performance and determines the compensation of executive officers (including the Chief Executive Officer), administers our stock incentive plans and performs such other functions regarding compensation as the Board of Directors may delegate. Currently, the Compensation Committee is composed of three non-employee directors: Dr. Vance (Chairman), Mr. Olson and Ms. Reep. The Compensation Committee met three times and acted by unanimous written consent five times during 2002.

        Nominating Committee.    The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Board of Directors and Committees thereof, and nominates specific individuals to be elected as our officers. The Nominating Committee will consider nominees recommended by our security holders if submitted in accordance with the procedures detailed under the heading "Stockholder Proposals" in this proxy statement. Currently, the Nominating Committee is composed of five non-employee directors: Messrs. Olson (Chairman), Nelson, Lazarus and Drs. Nichol and Vance. The Nominating Committee acted twice by unanimous written consent during 2002.

        During the fiscal year ended December 27, 2002, each Board member, with the exception of Mr. Lazarus, attended 75% or more of the aggregate of the meetings of the Board of Directors and of the Committees on which he or she served. Mr. Lazarus attended three of the seven Board meetings and one of the three Audit Committee meetings while he was still a member of the Audit Committee. Mr. Lazarus was unable to attend certain of the Board and Audit Committee meetings due to family medical reasons.

MANAGEMENT

        Set forth below is information regarding our current executive officers as of the record date, April 23, 2003:

Name	Position with the Company
Luther J. Nussbaum	Chairman and Chief Executive Officer
Steven Heck	President
Mary E. Franz	Executive Vice President, Healthcare Business Unit
Walter J. McBride	Executive Vice President, Life Sciences Business Unit
Michael J. Puntoriero	Executive Vice President and Chief Financial Officer
Guy L. Scalzi	Senior Vice President, Outsourcing Services Business Unit
Roy A. Ziegler	Executive Vice President

        Biographical information about Messrs. Nussbaum and Heck is set forth above in the biographical information for the members of our Board of Directors. Messrs. Nussbaum, Heck, McBride, Puntoriero and Ziegler and Ms. Franz comprise our management Executive Committee.

        Mary E. Franz, age 45, has served as Executive Vice President and General Manager of our Healthcare business unit since April 2000. She joined FCG in February 1999 as a Vice President in the Health Plan practice. Ms. Franz has 20 years of experience in business strategy, operations improvement and information technology. She previously served as a Partner at Price Waterhouse Coopers from 1984 to 1999 where she had responsibility for developing a national healthcare practice and provided IT and consulting services to a broad range of enterprises. Ms. Franz serves as a director of PAWS Development Board, a privately held, non-profit company focused on the welfare of animals in Chicago. She received a BS in Quantitative Business Analysis from Indiana University, and an MS in Management from Purdue University.

        Walter J. McBride, age 50, has served as Executive Vice President and General Manager of our Life Sciences business unit on an interim basis since July 2002 and was named to that position on a permanent basis in October 2002. He previously served as Executive Vice President, Practice Support, and Chief Financial Officer from April 2000 to January 2003. Prior to joining us, Mr. McBride served commencing in 1997 as Executive Vice President and Chief Financial Officer of Kistler Aerospace, a privately held aerospace company. He served as Executive Vice President and Chief Financial Officer of Unplugged Communications, a distributor of wireless products, from 1996 to 1997; and Senior Vice President and Chief Financial Officer of Emulex Corporation, a provider of high-speed computer network products, from 1993 to 1996. He received his BS in Accounting/Finance from Ohio State University and his MS in Computer Systems Management from the Rochester Institute of Technology.

        Michael J. Puntoriero, age 49, has served as our Executive Vice President and Chief Financial Officer since January 2003. He oversees our financial, practice support and administrative activities, including finance and accounting, mergers and acquisitions, investor relations, human resources, information technology and legal affairs. From 1979 to 2002, Mr. Puntoriero worked at Arthur Andersen LLP. He became Audit Division Head in 1996 of Arthur Andersen's Orange County, California office where he was responsible for the audit and business advisory practice. From 2000 through 2002, he served as the Managing Partner of the Orange County office with full responsibility for vision and strategy, budgeting and planning, marketing and sales, client satisfaction, quality, finance, IT and HR. Mr. Puntoriero serves as a director and treasurer of the Big Brothers/Big Sisters of Orange County, and a director of eBuilt, a privately held company that performs IT consulting services. Mr. Puntoriero is a certified public accountant and has a BS in Accounting and Finance from California State University Northridge and an MBA from the University of Southern California.

        Guy L. Scalzi, age 56, has served as Senior Vice President and General Manager of our Outsourcing Services business unit since January 2003. From January 2000 until January 2003, he was Vice President and Chief Operating Officer of our Outsourcing Services business unit. He previously served as Senior Vice President and Chief Information Officer at New York Presbyterian Healthcare System, or NYPH, from April 1996 to December 1999. Mr. Scalzi joined us shortly after we entered into our long term IT outsourcing contract with NYPH in December 1999, a contract that remains in effect between the parties. From January 1995 to March 1996, he was Director of Planning for Information Services at New York Hospital-Cornell Medical Center and from June 1993 to December 1994, Mr. Scalzi served as Chief Information Officer for The Hospital for Joint Diseases at New York University Medical Center. Mr. Scalzi serves as a director and Chairman of the compensation committee for Medix Resources, Inc., a publicly traded technology company developing software for wireless, physician order entry. He has a BS in Education from the State University of New York at Oswego and an MBA in Finance from Manhattan College; and is a member of the Adjunct Faculty of the Wagner Graduate School of Public Service at New York University.

        Roy A. Ziegler, age 40, has served as Executive Vice President since May 1999 and is currently leading our initiatives to enter into new business lines, including business process outsourcing. From April 2000 through June 2001, Mr. Ziegler also served as President, then Chief Executive Officer, of Doghouse Enterprises, Inc., a former subsidiary of FCG. From 1996 through May 1999, he was the Vice President and Managing Director of our Health Plan and E-Strategy Practices, and, from 1993 through 1995, was Vice President and Managing Director for the Managed Care Practice. Prior to joining FCG, Mr. Ziegler was the Practice Director of the Health Management Initiative in the Pacific Region at Andersen Consulting from 1992 to 1993, and served in other capacities for Andersen Consulting from 1984 to 1991. Mr. Ziegler has a BS in Business Administration from Pepperdine University.

        Our executive officers are elected by the Board of Directors and serve until their successors have been duly elected and qualified, unless sooner removed. Except for the family relationships described for Ms. Reep, there are no family relationships among any of our directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2003 by: (i) each stockholder who we know to own beneficially more than 5% of our common stock; (ii) each named executive officer and management member listed under "Management"

in this proxy statement; (iii) each of our directors; and (iv) all of our directors and executive officers as a group.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)
	Number	Percent
Fatima Reep (3)	2,482,538	10.0%
David S. Lipson (4)	2,084,401	8.4%
Kern Capital Management, LLC (5)	1,580,300	6.4%
Associate 401(k) Plan (6)	1,522,683	6.1%
Royce & Associates, LLC (7)	1,420,900	5.7%
Lord, Abbett & Co. (8)	1,352,610	5.5%
Roy A. Ziegler (9).	333,161	1.3%
Luther J. Nussbaum (10).	280,827	1.1%
Steven Heck (11)	214,571	*
Walter J. McBride (12)	103,918	*
Guy L. Scalzi (13)	96,937	*
Steven Lazarus (14)	72,099	*
Stanley R. Nelson (15)	67,099	*
Stephen E. Olson (16)	67,099	*
Jack O. Vance, Ph.D. (17)	67,099	*
Mary E. Franz (18)	65,097	*
F. Richard Nichol, Ph.D. (19)	22,531	*
Michael J. Puntoriero	3,000	*
Michael P. Downey (20)	1,000	*
All directors and executive officers as a group (21) (15 persons)	5,961,377	23.1%

*
Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)
Except as set forth in the footnotes below, the address for each of our officers, directors, 401(k) plan trustee and 5% stockholders is c/o First Consulting Group, Inc. at 111 W. Ocean Blvd., Long Beach, California 90802.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, we believe, based on information furnished by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 24,816,723 shares of our common stock outstanding as of March 31, 2003. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after March 31, 2003 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

(3)
Shares listed include (a) 2,442,406 shares held by the Reep Family LLC, of which Fatima Reep is the Managing Member, and (b) 40,132 shares subject to stock options exercisable within 60 days of March 31, 2003.

(4)
Shares listed as held by Mr. Lipson include 36,999 shares subject to stock options exercisable within 60 days of March 31, 2003.

(5)
The address of Kern Capital Management, LLC ("KCM") is 114 West 47thStreet, Suite 1926, New York, New York 10036. According to a Schedule 13G filed by KCM on February 14, 2003, Robert E. Kern, Jr. and David G. Kern are principals and controlling members of KCM. As controlling members, each may be deemed the beneficial owner of our common stock held by KCM as of December 31, 2002 in that they may be deemed to share the power to direct the voting or disposition of the securities. In the Schedule 13G, the beneficial ownership of each is expressly denied.

(6)
New York Life Trust Company holds the shares as trustee. The address of New York Life Trust Company is 51 Madison Avenue, New York, New York 10010. Shares held by the trustee are beneficially owned by employees and former employees, including certain of our executive officers. The beneficial owners have the right to vote the shares of common stock allocated to their accounts with respect to the approval or disapproval of any merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or such similar transaction. The beneficial owners also have the right to the fair market value of the stock allocated to their respective accounts. The trustee filed a Schedule 13G on February 13, 2003.

(7)
The address of Royce & Associates, LLC is 1414 Avenue of the Americas, Ninth Floor, New York, New York 10019. The stockholder filed a Schedule 13G on February 5, 2003.

(8)
The address of Lord, Abbett & Co. is 90 Hudson Street, Jersey City, New Jersey 07302. The stockholder filed a Schedule 13G on January 28, 2003.

(9)
Shares listed as held by Mr. Ziegler include (a) 153,011 shares subject to stock options exercisable within 60 days of March 31, 2003 and (b) 6,634 shares held in our 401(k) plan.

(10)
Shares listed as held by Mr. Nussbaum include (a) 89,073 shares subject to stock options exercisable within 60 days of March 31, 2003, and (b) 6,634 shares held in our 401(k) plan. Further, 85,120 of the shares listed in the table are held by The Nussbaum Family Trust, a Revocable Living Trust, dated March 2, 1992, of which Mr. Nussbaum is trustee; and 100,000 of the shares listed in the table are held in two separate trusts for Mr. Nussbaum's two daughters, of which Mr. Nussbaum is not trustee and disclaims beneficial ownership.

(11)
Shares listed as held by Mr. Heck include (a) 76,823 shares subject to stock options exercisable within 60 days of March 31, 2003, and (b) 6,596 shares held in our 401(k) plan.

(12)
Shares listed as held by Mr. McBride include 97,918 shares subject to stock options exercisable within 60 days of March 31, 2003.

(13)
Shares listed as held by Mr. Scalzi include 96,937 shares subject to stock options exercisable within 60 days of March 31, 2003.

(14)
Shares listed as held by Mr. Lazarus include 64,999 shares subject to stock options exercisable within 60 days of March 31, 2003.

(15)
Shares listed as held by Mr. Nelson include 64,999 shares subject to stock options exercisable within 60 days of March 31, 2003.

(16)
Shares listed as held by Mr. Olson include 64,999 shares subject to stock options exercisable within 60 days of March 31, 2003.

(17)
Shares listed as held by Dr. Vance include 64,999 shares subject to stock options exercisable within 60 days of March 31, 2003.

(18)
Shares listed as held by Ms. Franz include 65,097 shares subject to stock options exercisable within 60 days of March 31, 2003.

(19)
Shares listed as held by Dr. Nichol include 22,531 shares subject to stock options exercisable within 60 days of March 31, 2003.

(20)
Shares listed as held by Mr. Downey include 1,000 shares subject to stock options exercisable within 60 days of March 31, 2003.

(21)
Shares listed as held by all directors and executive officers as a group includes 939,517 shares subject to stock options exercisable within 60 days of March 31, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than ten percent of a registered class of securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of the copies of such forms furnished to us, and representations by the executive officers and directors, we believe that all Section 16(a) filing requirements were met during the fiscal year ending December 27, 2002.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

        In 2002, we paid each non-employee member of our Board the following amounts for their services as a director: $10,000 per year (paid in equal quarterly installments) plus $1,000 for each meeting of the Board of Directors and $500 for each Committee meeting attended. Directors are also reimbursed for certain expenses in connection with attendance at Board of Director and Committee meetings.

        In addition, each non-employee director is granted stock options under the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Non-employee directors are also eligible to receive grants from the 1997 Equity Incentive Plan. Under the Directors' Plan, each non-employee director receives an option to purchase 4,000 shares when he or she is first elected to the Board, plus an annual grant of an option to purchase 4,000 shares each January 1. All directors at August 22, 1997 received a one-time grant of an option to purchase 20,000 shares under the Directors' Plan, which option vests over five years. Directors appointed subsequent to that date have received discretionary grants of options to purchase 20,000 shares under the 1997 Equity Incentive Plan in addition to the 4,000 share initial option grant from the Directors' Plan, both of which vest over five years. Options granted under the Directors' Plan and the 1997 Equity Incentive Plan (i) are granted with an exercise price equal to 100 percent of the fair market value of the stock on the date of grant, (ii) vest in monthly installments over a period of one year on annual grants; and over a period of five years on the 20,000 share discretionary option grants and the 4,000 share initial option grants (subject to acceleration upon the death, disability or termination without cause of the director), and (iii) expire on the earlier of ten years from the date of grant or 12 months after termination of an optionee's services as non-employee director of the Company (18 months in the event of death of the director).

        In 2002, each of our current non-employee directors, with the exception of Michael P. Downey, received an automatic annual option grant of 4,000 shares on January 1, 2002 under the Directors' Plan. Mr. Downey received an option grant of 20,000 shares under the 1997 Equity Incentive Plan as well as an automatic option grant of 4,000 shares under the Directors' Plan upon his appointment to the Board in February 2003.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table provides certain summary information concerning the compensation earned by our chief executive officer during the 2002 fiscal year and each of the four other most highly compensated executive officers whose salary and bonus for the 2002 fiscal year was in excess of $100,000. The table provides compensation amounts for services rendered in all capacities to us and our subsidiaries for the 2000, 2001 and 2002 fiscal years. No other executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2002 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year. The individuals listed in the table below are referred to in this proxy statement as the "named executive officers."

Long Term Compensation
Annual Compensation(1)
	Fiscal Year			Securities Underlying Options (#)	All Other Compensation
Name and Principal Position		Salary	Bonus
Luther J. Nussbaum Chairman and Chief Executive	2002 2001 2000	$475,000 410,000 390,000	$66,625 61,644 13,527	115,000 — 45,000	$38,948 37,208 37,268	(2) (3) (4)
Steven Heck President	2002 2001 2000	$425,000 400,000 380,000	$57,375 68,650 13,300	95,000 — 45,000	$27,701 29,666 36,082	(5) (6) (7)
Mary E. Franz Executive Vice President	2002 2001 2000	$400,000 380,000 331,667	$32,000 76,169 9,440	110,000 17,250 —	$21,350 20,324 56,210	(8) (9) (10)
Walter J. McBride Executive Vice President	2002 2001 2000	$400,000 365,000 254,363	$109,000 56,569 0	135,000 — 159,149	$27,549 20,476 20,462	(11) (12) (13)
Roy A. Ziegler Executive Vice President	2002 2001 2000	$397,500 397,500 380,000	$38,913 42,478 13,300	— — —	$32,563 32,130 32,553	(14) (15) (16)

(1)
Perquisites are excluded as their aggregate value did not exceed the lesser of $50,000 or the 10% of total annual salary and bonus for any named executive officer. Life insurance premiums reported as "other compensation" for each named executive officer are reported at the IRS imputed value of such company-owned policies.

(2)
Includes (i) $8,920.13 of imputed interest on an interest-free loan to Mr. Nussbaum for the purchase of shares of our common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Nussbaum; (iii) $4,528 of life insurance premiums paid for a company-owned policy on Mr. Nussbaum; and (iv) our matching contribution of $5,500 under our 401(k) plan.

(3)
Includes (i) $10,432.82 of imputed interest on an interest-free loan to Mr. Nussbaum for the purchase of shares of our common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Nussbaum; (iii) $1,524.90 of life insurance premiums paid for a company-owned policy on Mr. Nussbaum; and (iv) our matching contribution of $5,250 under our 401(k) plan.

(4)
Includes (i) $11,366.02 of imputed interest on an interest-free loan to Mr. Nussbaum for the purchase of shares of our common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Nussbaum; (iii) $710.40 of life insurance premiums paid for a company-owned policy on Mr. Nussbaum; and (iv) our matching contribution of $5,191.97 under our 401(k) plan.

(5)
Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Heck; (ii) $2,201 of life insurance premiums paid for a company-owned policy on Mr. Heck; and (iii) our matching contribution of $5,500 under our 401(k) plan.

(6)
Includes (i) $3,891.86 of imputed interest on an interest-free loan to Mr. Heck for the purchase of shares of our common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Heck; (iii) $524.40 of life insurance premiums paid for a company-owned policy on Mr. Heck; and (iv) our matching contribution of $5,250 under our 401(k) plan.

(7)
Includes (i) $10,826.43 of imputed interest on an interest-free loan to Mr. Heck for the purchase of shares of our common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Heck; (iii) $64.08 of life insurance premiums paid for a company-owned policy on Mr. Heck; and (iv) our matching contribution of $5,191.97 under our 401(k) plan.

(8)
Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Ms. Franz; and (ii) $1,350 of life insurance premiums paid for a company-owned policy on Ms. Franz.

(9)
Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Ms. Franz; and (ii) $324.00 of life insurance premiums paid for a company-owned policy on Ms. Franz.

(10)
Includes (i) $40,886.76 of imputed interest on an interest-free loan to Ms. Franz for the purchase of shares of our common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions of $15,000 made on behalf of Ms. Franz; and (iii) $323.40 of life insurance premiums paid for a company-owned policy on Ms. Franz.

(11)
Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. McBride; (ii) $2,049 of life insurance premiums paid for a company-owned policy on Mr. McBride; and (iii) our matching contribution of $5,500 under our 401(k) plan.

(12)
Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. McBride; and (ii) $476.10 of life insurance premiums paid for a company-owned policy on Mr. McBride.

(13)
Includes (i) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. McBride; and (ii) $462.00 of life insurance premiums paid for a company-owned policy on Mr. McBride.

(14)
Includes (i) $6,157.19 of imputed interest on an interest-free loan to Mr. Ziegler for the purchase of shares of our common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Ziegler; (iii) $906 of life insurance premiums paid for a company-owned policy on Mr. Ziegler; and (iv) our matching contribution of $5,500 under our 401(k) plan.

(15)
Includes (i) $6,653.00 imputed interest on an interest-free loan to Mr. Ziegler for the purchase of shares of our common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Ziegler; (iii) $226.50 of life insurance premiums paid for a company-owned policy on Mr. Ziegler; and (iv) our matching contribution of $5,250 under our 401(k) plan.

(16)
Includes (i) $7,087.18 imputed interest on an interest-free loan to Mr. Ziegler for the purchase of shares of our common stock under the 1994 Restricted Stock Plan; (ii) supplemental executive retirement plan contributions of $20,000 made on behalf of Mr. Ziegler; (iii) $273.60 of life insurance premiums paid for a company-owned policy on Mr. Ziegler; and (iv) our matching contribution of $5,191.97 under our 401(k) plan.

Stock Option Grants During Last Fiscal Year

        The following table contains information concerning the stock options granted to named executive officers during the fiscal year ended December 27, 2002. No stock appreciation rights were granted to the named executive officers during such fiscal year.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(2)
	Individual Grants
	Number of Securities Underlying Options Granted (#)(1)
		Percent of Total Options Granted to Employees in Fiscal Year
			Exercise or Base Price ($/Share)	Expiration Date
					5%	10%
Luther J. Nussbaum	15,000	1.05%	8.51	2/14/2012	80,278	203,441
	100,000	6.99%	6.85	12/12/2012	430,793	1,091,714
Steven Heck	15,000	1.05%	8.51	2/14/2012	80,278	203,441
	80,000	5.59%	6.85	12/12/2012	344,634	873,371
Mary E. Franz	10,000.70%		8.51	2/14/2012	53,519	135,627
	100,000	6.99%	6.85	12/12/2012	430,793	1,091,714
Walter J. McBride	15,000	1.05%	8.51	2/14/2012	80,278	203,441
	135,000	9.43%	6.85	12/12/2012	581,570	1,473,813
Roy A. Ziegler	0	—	—	—	—	—

(1)
All options granted vest and become exercisable at the rate of 25% one year following the grant date, plus 1/48th of the original amount per month thereafter over the next 36 months so that the grant is fully vested four years from the date of grant. The exercise price is equal to the closing price of our common stock on the Nasdaq National Market on the trading day preceding the date of grant. The options continue in full force and effect upon a change in control, as defined in our option plans, unless the acquiring company refuses to continue or assume the options or to substitute similar options, in which event the vesting of such options is accelerated. In addition, if the named executive officer is terminated in connection with a change in control, the vesting of such options is accelerated as of the date of termination.

(2)
The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of future prices of our common stock. There can be no assurance provided to any executive officer or other holder of our securities that the actual stock price appreciation over the ten-year term will be at the assumed 5% and 10% levels or at any other defined level. Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Such potential realizable values are also calculated based on the term of the option at its time of grant (10 years), and by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

Fiscal Year End Option Values

        The following table provides information, with respect to our named executive officers, concerning the value of exercised and unexercised options held by them as of the end of the fiscal year ended

December 27, 2002. None of our named executive officers exercised any options during the fiscal year ended December 27, 2002.

Name	Number of Securities Underlying Unexercised Options at FY End (#) Exercisable/Unexercisable	Value of Unexercised In-the- Money Options at FY End ($) Exercisable/Unexercisable (1)
Luther J. Nussbaum	74,637/157,363	0/0
Steven Heck	63,637/133,363	0/0
Mary E. Franz	53,239/147,059	0/0
Walter J. McBride	80,907/213,242	$13,702/$13,702
Roy A. Ziegler	132,825/72,375	0/0

(1)
The value of unexercised in-the-money options is calculated based on the market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on December 27, 2002, the last trading day on the Nasdaq National Market for our fiscal 2002, at a price of $6.11 per share, which was the closing price of our common stock on such date.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)(1)
Equity compensation plans approved by security holders (2)	4,428,922	$8.36	710,316
Employee stock purchase plan approved by security holders (3)	N/A	N/A	119,487
Equity compensation plans not approved by security holders (4)	1,167,456	$9.63	639,820

Total	5,596,378	$8.63	1,469,623

(1)
As of March 31, 2003.

(2)
Includes the 1997 Equity Incentive Plan and the 1997 Non-Employee Directors' Stock Option Plan.

(3)
Includes 2000 Associate Stock Purchase Plan. Does not include an increase of 1,250,000 shares available for issuance under such plan proposed by us in Proposal 2 of this Proxy Statement.

(4)
Includes the Doghouse Enterprises, Inc. 2000 Equity Incentive Plan, the 1999 Non-Officer Equity Incentive Plan and the Integrated Systems Consulting Group, Inc. Amended and Restated Stock Option Plan.

        The material features of the non-stockholder approved equity incentive plans are outlined below. All of our plans approved by our security holders as well as the plans not approved by our security holders described below have been previously filed in our filings with the Securities and Exchange Commission.

NON-STOCKHOLDER APPROVED EQUITY COMPENSATION PLANS

        In addition to the 1997 Equity Incentive Plan, the 1997 Non-Employee Directors' Stock Option Plan and the 2000 Associate Stock Purchase Plan, we currently issue stock options and sell shares of our stock to employees and consultants under the following plans: (a) the Doghouse Enterprises, Inc. 2000 Equity Incentive Plan; (b) the 1999 Non-Officer Equity Incentive Plan (the "1999 Plan"); (c) the ISCG Amended and Restated Stock Option Plan (the "ISCG Plan"); and (d) the 1994 Restricted Stock Purchase Plan (the "1994 Plan"). Information regarding the 1994 Plan is set forth below under "Certain Relationships and Related Transactions." Information regarding the Stock Purchase Plan is set forth under Proposal 2.

        Doghouse Enterprises, Inc. 2000 Equity Incentive Plan.    In May 2000, the Board of Doghouse Enterprises, Inc. ("Doghouse"), formerly a 94% owned subsidiary of ours, adopted its 2000 Equity Incentive Plan (the "DH Plan") and authorized the issuance of up to 7,500,000 shares. Stock awards issued under the DH Plan vest over four years from the date of grant. Under the DH Plan, employees were granted 4,707,018 options to purchase common stock at an exercise price equal to the appraised value ($0.78 per share) of FCGDH common stock on the date of grant in the year ended December 31, 2000. On July 1, 2001, Doghouse distributed all of its assets and assigned all of its employees to us. In connection with this transaction, we assumed the DH Plan and all options granted or available for grant under that plan at an exchange rate of 0.078, or 78 shares of our common stock for each 1,000 shares available for issuance under the DH Plan. The exchange rate was based on a three-day trading average of our common stock following our public announcement of our first fiscal quarter financial results and a per share value for Doghouse as negotiated between us and the former minority stockholder of Doghouse. The total number of shares of our common stock available for issuance under the DH Plan is 585,000, of which 238,091 were subject to outstanding options as of March 31, 2003. The weighted average exercise price for the outstanding options is $9.98 per share, and 340,844 shares remained available for future grant. An aggregate of 6,065 shares of common stock have been issued under the DH Plan. Shares of stock reserved for stock awards granted under the DH Plan that expire or otherwise terminate without being exercised become available for reissuance under the plan.

        The DH Plan provides for granting of incentive stock options, nonstatutory stock options, stock bonuses and rights to purchase restricted stock to employees, directors and our consultants or affiliates. We have granted only stock options under the DH Plan. Options that have been granted under the DH Plan (i) have an exercise price of 100% of the fair market value of the stock on the date of grant, (ii) vest over a period of four years, with 25% vesting one year following the date of grant and 1/48th of the original amount vesting each month thereafter, and (iii) expire on the earlier of ten years from the date of grant or 3 months after termination of an optionee's services as an employee or consultant (12 months in the event of disability and 18 months in the event of death of the optionee).

        The DH Plan provides that, in the event of a change of control of FCG (as defined in the DH Plan), the surviving or acquiring corporation may assume options outstanding under the DH Plan or substitute similar options. If the surviving or acquiring corporation assumes the options or substitutes similar options, and the option holder either voluntarily terminates his or her services as an employee or consultant with good reason or is involuntarily terminated without cause (as each is defined in the DH Plan) within one month before, or 13 months after, the change in control, then the vesting of those assumed or substituted stock options will accelerate. If the surviving or acquiring corporation refuses to assume such options or to substitute similar stock options, then the vesting of the options will accelerate upon the change in control.

        In addition, if the change in control is due to a 50% change in the incumbent Board of Directors (which incumbent directors include any subsequent director approved by at least 50% of the incumbent

Board), then the vesting of stock options held by persons then performing services as employees or consultants will be accelerated at the time of the change in control.

        1999 Non-Officer Equity Incentive Plan.    We adopted our 1999 Plan in August 1999, authorizing issuance of up to 1,000,000 shares of our common stock pursuant to stock awards granted under the plan. As of March 31, 2003, options to purchase 616,227 shares of common stock at a weighted average exercise price of $8.40 per share were outstanding, and 298,976 shares remained available for future grant. 84,797 shares of common stock have been issued under the 1999 Plan. Shares of stock reserved for stock awards granted under the 1999 Plan that expire or otherwise terminate without being exercised become available for reissuance under the 1999 Plan.

        The 1999 Plan provides for granting of nonstatutory stock options, stock bonuses, rights to purchase restricted stock and stock appreciation rights to employees and consultants who are not our officers or members of the Board of Directors or our affiliates. Currently, we intend to grant only stock options under the 1999 Plan. Options that have been granted under the 1999 Plan (i) have an exercise price of 100% of the fair market value of the stock on the date of grant, (ii) vest over a period of five years, with 20% vesting one year following the date of grant and 1/60th of the original amount vesting each month thereafter (or, after June 2000, a period of four years, with 25% vesting one year following the date of grant and 1/48th of the original amount vesting each month thereafter), and (iii) expire on the earlier of ten years from the date of grant or 3 months after termination of an optionee's services as an employee or consultant (12 months in the event of disability and 18 months in the event of death of the optionee).

        The 1999 Plan provides that, in the event of a change of control of FCG (as defined in the 1999 Plan), the surviving or acquiring corporation may assume options outstanding under the 1999 Plan or substitute similar options. If the surviving or acquiring corporation assumes the options or substitutes similar options, and the option holder either voluntarily terminates his or her services as an employee or consultant with good reason or is involuntarily terminated without cause (as each is defined in the 1999 Plan) within one month before, or 13 months after, the change in control, then the vesting of those assumed or substituted stock options will accelerate. If the surviving or acquiring corporation refuses to assume such options or to substitute similar stock options, then the vesting of the options will accelerate upon the change in control.

        In addition, if the change in control is due to a 50% change in the incumbent Board of Directors (which incumbent directors include any subsequent director approved by at least 50% of the incumbent Board), then the vesting of stock options held by persons then performing services as employees or consultants will be accelerated at the time of the change in control.

        ISCG Amended and Restated Stock Option Plan.    We assumed the ISCG Plan effective December 18, 1998, upon our acquisition of Integrated Systems Consulting Group, Inc. ("ISCG"). As of December 18, 1998, the ISCG Plan provided for the issuance of up to 945,814 shares of our common stock pursuant to stock awards granted under the Plan. As of March 31, 2003, options to purchase 313,138 shares of common stock at a weighted average exercise price of $11.80 per share were outstanding, and since December 18, 1998, 571,871 shares of common stock have been issued under the ISCG Plan. We are no longer granting options under the ISCG Plan; shares of stock reserved for stock awards granted under the ISCG Plan that expire or otherwise terminate without being exercised are cancelled and no longer available for reissuance under the ISCG Plan.

        The ISCG Plan provides for granting of incentive and nonstatutory stock options to our employees. Options that have been granted under the ISCG Plan since its assumption by us (i) have an exercise price of 100% of the fair market value of the stock on the date of grant, (ii) vest over a period of five years, with 20% vesting one year following the date of grant and 1/60th of the original amount vesting each month thereafter, and (iii) expire on the earlier of ten years from the date of grant or

3 months after termination of an optionee's services as an employee or consultant of the Company (12 months in the event of disability and 18 months in the event of death of the optionee).

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYEE AND
CHANGE IN CONTROL ARRANGEMENTS; INDEMNIFICATION AGREEMENTS

        None of our executive officers currently has an employment or change in control agreement, except as provided in our stock incentive plans. Our stock incentive plans contain change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances.

        We have entered into indemnification agreements with our directors and officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. We also intend to execute such agreements with our future directors and officers.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

        The Compensation Committee of our Board of Directors is responsible for recommending the type and level of compensation for our directors, officers and employees and administering our equity incentive plans. The Compensation Committee is also responsible for reviewing the performance of our executive officers.

        As of December 27, 2002, the Compensation Committee was composed of three members of our Board of Directors: Jack O. Vance (Chairman), Stephen E. Olson and Fatima Reep. None of the current members of the Compensation Committee has served as our employee or an employee of any of our subsidiaries.

        This report describes the philosophy that underlies the components of our executive compensation programs. It also describes the details of the key elements of such programs, as well as the rationale for compensation paid to our Chief Executive Officer and our other officers.

Compensation Philosophy and Objectives

        The Compensation Committee believes that all officers and employees should be compensated based on their contribution to FCG and to building sustainable long-term value for our stockholders. In determining specific compensation programs, the Committee considers individual and group performance, including successful achievement of financial, operational and management objectives, maintenance of strong relationships with the firm's clients, new business generation and teamwork. The Committee strives to design compensation programs that will tie individual rewards to our success and align our interests with our officers, employees and stockholders. The Compensation Committee also strives to design compensation programs that help retain our officers and employees and encourage personal and professional development and growth.

Compensation of Officers Generally

        Officer compensation programs typically consist of four components: base salaries, bonuses, equity incentives and other compensation. With the exception of the supplemental executive retirement plan that was established for our vice presidents, other compensation includes benefits generally available to all employees, including health and welfare benefits, relocation expenses, insurance premiums and similar payments. All components are evaluated annually to ensure that such components are appropriate and consistent with our strategic business objectives, our corporate culture, and enhancing stockholder value.

        Base Salary.    Base salary ranges and base salaries for our officers are established at competitive levels according to the salaries attributable to comparable positions at comparable companies within the healthcare, management consulting and information services industries. The Compensation Committee reviews the base salary of each officer annually. It considers each officer's level of responsibility, experience and overall contribution to our business, and also considers equity and fairness in setting the base salary of officers. In making salary recommendations, the Compensation Committee exercises discretion based on the foregoing criteria. The Committee does not apply a specific formula to determine the weight of each factor considered.

        Bonuses.    Bonuses for our officers are determined based on the attainment of specific financial, operational and management objectives. These objectives vary depending upon the position or role of the individual officer. The Compensation Committee also considers each officer's contribution to our financial performance and organizational growth, including typical measurements of operational performance such as cash management, client continuity, resource utilization, employee turnover and professional development and growth. The Committee establishes specific and general objectives for the officers individually and as a group at the beginning of each year and bonuses may be earned on a quarterly basis.

        Stock Options and Other Equity Incentives.    Options to purchase shares of our common stock are granted, among other reasons, to aid in the retention of such officers and to align the interests of such officers with those of our stockholders. Options are granted when, (i) an officer first joins us, (ii) in connection with a significant change in an officer's responsibility, (iii) to reward excellent performance and, occasionally, (iv) to achieve equity within an officer's peer group.

        Our Compensation Committee administers the following equity incentive plans:

1.
The 1997 Equity Incentive Plan;

2.
The 1997 Non-Employee Directors' Stock Option Plan;

3.
The 1994 Restricted Stock Purchase Plan;

4.
The 1999 Non-Officer Equity Incentive Plan;

5.
The ISCG Amended and Restated Stock Option Plan;

6.
The 2000 Associate Stock Purchase Plan;

7.
The 2000 Doghouse Enterprises Equity Incentive Plan; and

8.
The Associate 401(k) Plan.

        Our officers can receive stock option grants and other equity-based incentives under the 1997 Equity Incentive Plan, the 2000 Associate Stock Purchase Plan and our 401(k) Plan. Options granted by the Compensation Committee allow the officer to acquire shares of our common stock at a fixed price per share, which is the fair market value on the grant date, over the ten-year term of the option. The options granted by the Compensation Committee generally vest and become exercisable over a four year period, contingent upon the officer's continued employment with us. However, in some cases, the Compensation Committee has granted options that vest and become exercisable over a five year period, also subject to the officer's continued employment. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by us during the vesting period, and then only if the market price of the shares appreciated over the option term.

Chief Executive Officer Compensation

        The Chief Executive Officer's salary, bonus and other compensation follow the policies set forth above. Luther J. Nussbaum has served as our Chief Executive Officer since October 1998. For the 2002 fiscal year, Mr. Nussbaum's base salary was $475,000.

        For the 2002 fiscal year, the Committee established a target annual bonus award of 35% of Mr. Nussbaum's base salary, or $166,250. Payments against the target bonus are made, if at all, on a quarterly basis and actual amounts paid are based on achievement by Mr. Nussbaum and FCG of certain goals, including achievement of certain levels of financial performance and cash management by FCG. For the 2002 fiscal year, Mr. Nussbaum was paid an aggregate bonus of $66,625, or 14% of his base salary.

Policy on Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides in general that publicly held corporations may not deduct in any taxable year compensation in excess of $1,000,000 paid to any named executive officer, except to the extent such excess constitutes "performance-based compensation." Section 162(m) sets forth certain requirements in order for incentive compensation to qualify as "performance based compensation." Compensation received by named executive officers on exercise of stock options granted under our 1997 Equity Incentive Plan with exercise prices at least equal to the fair market value of the common stock on the date of grant is intended to be "performance based compensation" deductible by us under the Code. We do not currently intend to qualify other incentive compensation plans under Section 162(m). Our policy is to qualify future compensation arrangements to ensure deductibility, except in those cases where stockholder value is maximized by an alternative approach.

        The foregoing report has been approved by all of the members of the Compensation Committee as of April 22, 2003.

                      THE COMPENSATION COMMITTEE

                      Jack O. Vance, Chairman
                      Stephen E. Olson
                      Fatima Reep

        The information contained in the above report of the Compensation Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into any such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        As of December 27, 2002, the Compensation Committee of the Board of Directors was composed of Jack O. Vance (Chairman), Stephen E. Olson and Fatima Reep. During 2002, Luther J. Nussbaum, our Chief Executive Officer and Chairman of our Board of Directors served on the compensation committee of The Olson Company. Steven E. Olson, one of our directors and a member of our Compensation Committee, serves as the Chairman of the Board of Directors of The Olson Company. Mr. Nussbaum resigned from the compensation committee of The Olson Company in October 2002 but continues as a member of the Board of Directors of The Olson Company. There are no other compensation committee interlocks between any of our executive officers and any entity whose directors or executive officers serve on our Board of Directors or Compensation Committee.

        We have a contractual agreement with First Ticket Travel, whose owner and President is Fatima Reep, a member of our Board of Directors and the Compensation Committee. In addition, Ms. Reep's brother-in-law (Thomas A. Reep) and son-in-law (Michael Larson) are our employees. The material terms of these relationships are described under the heading "Certain Relationships and Related Transactions."

COMPANY STOCK PRICE PERFORMANCE

        The following line graph compares the cumulative total return to our stockholders of our common stock from February 13, 1998 (the date our common stock commenced trading on the Nasdaq National Market) to December 27, 2002 to the cumulative total return over such period of (i) Nasdaq National Market—U.S. Index; (ii) a peer issuer, S&P 500 IT Consulting and Services Index; and (iii) the JP Morgan H&Q Technology Index thru April 2002. The graph assumes that $100 was invested at the closing price of $18.31 per share of our common stock on February 13, 1998 and in each of the other two indices and the reinvestment of all dividends, if any. The graph is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance.

        Previously, we used the JP Morgan H&Q Technology Index as our peer index to compare our stock price performance. The JP Morgan H&Q Technology Index was discontinued in April 2002. We have included the JP Morgan H&Q Technology Index for the period ended December 2001, and have added the S&P 500 IT Consulting and Services Index as an additional peer index.

        The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Restricted Stock Agreements.    Until December 2000, we required each employee who was hired as or promoted to the position of Vice President to hold shares of our common stock equal to a multiple of their base salary. In the case of the named executive officers, each was required to hold a minimum of two times his or her base salary. We sold our officers shares of our common stock pursuant to our 1994 Restricted Stock Plan, as amended.

        In connection with the sale of stock to our officers, we have made interest-free loans to officers, including the named executive officers, equal to (i) the purchase price of shares, and (ii) the exercise price and any Federal and state taxes owed on exercise of options under our stock option plans. The loans were made pursuant to a non-interest bearing promissory note secured by the shares of stock held by the officer. In the event of any nonpayment by an officer, we have recourse against the officer's personal assets. We hold the shares of stock purchased with the proceeds of the loan as collateral against the associated loan.

        In December 2000, our Board of Directors voted to terminate the restricted stock purchase requirement. In addition, the Board of Directors offered past participants the ability to affirm or rescind their purchases. As a result of the rescission program, share purchases representing approximately 1,646,420 shares were rescinded. The number of shares held by Vice Presidents who affirmed their original purchases was 2,146,399 as of March 31, 2003.

        Under the terms of the note delivered by each Vice President, the officers generally must repay each year the greater of 10% of the original principal balance of the loan or one-half of that officer's after-tax bonus. Any unpaid principal on each loan is due ten years following the date of the loan. The highest amount owed during 2002 under this loan program by a named executive officer was: Luther J. Nussbaum, $181,492.22; and Roy A. Ziegler, $122,688.40. Mr. Nussbaum paid the full balance of his loan in November 2002. Mr. Ziegler's loan balance as of March 31, 2003 was $76,004.54.

        Business Relationships.    In December 2002, we entered into an agreement with First Ticket Travel, whose owner and President is Fatima Reep, a member of our Board of Directors. The agreement sets forth the general terms and rates for First Ticket Travel's services to our company. The agreement designates First Ticket Travel as our travel agency service for any special events that we conduct in 2003, and sets forth the general terms for such services. The agreement is effective from January 1, 2003 to December 31, 2003. During the fiscal year ending December 27, 2002, we paid First Ticket Travel approximately $259,066, of which $87,476 represented travel service fees.

        Effective September 1, 2002, we entered into a consulting agreement with Nichol Clinical Technologies Corp. ("NCTC"), whose principal is F. Richard Nichol, Ph.D., a member of our Board of Directors. This agreement expired on March 31, 2003. Prior to this agreement, we had a six-month consulting services agreement with NCTC that commenced on January 1, 2002 and expired on June 30, 2002. Under the agreements, NCTC provided consulting services to our Life Sciences business unit in the general area of strategic sales services. We paid approximately $12,000 per month for such consulting services. Under these consulting agreements, we paid approximately $114,719 to NCTC for services for the fiscal year ended December 27, 2002.

        Loan to Director.    In June 1999, we loaned David S. Lipson, a member of our Board of Directors, an amount of $328,210.99. The loan is interest-free unless Mr. Lipson is in default on the loan, in which case the loan accrues interest at a rate of 10% per annum. The loan is payable upon the following terms: (i) upon Mr. Lipson's death; or (ii) at such time that Mr. Lipson has sold, transferred or otherwise conveyed at least 20% of the shares he held as of June 30, 1999. As of March 31, 2003, Mr. Lipson had sold, transferred or conveyed 199,365 shares, or 8.87% of his holdings as compared to June 30, 1999. As of March 31, 2003, the outstanding balance is $328,210.99.

        Family Relationships.    As of the year ended December 27, 2002, we employed two individuals that have familial relationships with Fatima Reep, a member of our Board of Directors. Thomas A. Reep, one of our co-founders and our Vice President, Finance and Investor Relations, is Ms. Reep's brother-in-law, and Michael Larson, one of our Senior System Development Specialists, is Ms. Reep's son-in-law. For the year ended December 27, 2002, we paid an aggregate of $280,005 to Mr. Reep and $79,125 to Mr. Larson, which amounts include base salary and bonus compensation. As our employees, Messrs. Reep and Larson are eligible to participate in our equity incentive plans and our other benefit programs.

        Registration Rights Agreement.    In June 2002, we granted to David S. Lipson, one of our directors, an extension on certain demand and piggyback registration rights he originally received in connection with our acquisition of ISCG in December 1999. Mr. Lipson was the founder and chief executive officer of ISCG. The original term of the registration rights was 18 months from December 1999 and we have subsequently granted extensions on the expiration date. Mr. Lipson's demand registration rights allow him to request that FCG, on not more than one occasion, file a registration statement to allow him to sell in an underwritten offering any or all of his shares of common stock. Mr. Lipson's piggyback registration rights allow him to include all or a portion of his shares in an underwritten public offering of our shares, subject to underwriter cutback if the underwriters determine that the marketing of our offering of primary shares would be impacted by the participation of a secondary seller such as Mr. Lipson. The terms of the registration rights agreement allow us to delay filing a registration upon exercise by Mr. Lipson of his demand registration rights if such filing would be detrimental to us or if such request is made in a closed window period under our insider trading policy. Under this most recent extension, Mr. Lipson's registration rights expire on June 18, 2003.

        We believe that the foregoing transactions were in our best interest. As a matter of policy the transactions were, and all future transactions between us and any of our officers, directors or principal stockholders will be approved by the Audit Committee of the Board, and, if necessary, a majority of the independent and disinterested members of our Board of Directors. We expect such transactions to be on terms no less favorable to us than could be obtained from unaffiliated third parties, and will be in connection with our bona fide business purposes.

REPORT OF THE AUDIT COMMITTEE

        During 2002, our Audit Committee consisted of Steven Lazarus, Scott S. Parker and Stanley R. Nelson. Mr. Parker resigned from our Audit Committee and Board of Directors in July 2002, and Jack O. Vance, Ph.D., replaced Mr. Parker on the Audit Committee. In November 2002, Mr. Lazarus resigned from the Audit Committee due to family medical reasons, but he remains as a member of our Board of Directors. In February 2003, Michael P. Downey joined our Board of Directors and was appointed Chairman of our Audit Committee.

        Our Audit Committee is comprised of independent directors as required by the listing standards of the Nasdaq National Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which charter was amended and restated in its entirety in April 2002. A copy of the charter has been filed with the Securities and Exchange Commission.

        The primary role of the Audit Committee is to monitor our financial reporting processes and assist the Board in fulfilling its responsibilities to oversee such processes. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles. The Audit Committee is not providing expert or special assurances as to our financial statements or any professional certification as to the independent auditor's work.

        In this context, the Audit Committee has reviewed and discussed our audited financial statements as of and for the year ended December 27, 2002 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditors Standards), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from us and our management. The Audit Committee has also considered whether the independent auditor's provision of information technology services and other non-audit services to us is compatible with maintaining the auditor's independence.

        Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 27, 2002, for filing with the Securities and Exchange Commission.

        Submitted by the members of the Audit Committee of our Board of Directors as of April 21, 2003.

                      Michael P. Downey, Chairman
                      Stanley R. Nelson
                      Jack O. Vance, Ph.D.

        The above report of the Audit Committee will not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

PROPOSAL 2
AMENDMENT OF FCG'S 2000 ASSOCIATE STOCK PURCHASE PLAN

        In 2001, our Board of Directors amended the 2000 Associate Stock Purchase Plan (the "Stock Purchase Plan"), authorizing the issuance of up to 1,000,000 shares of our common stock pursuant to purchase rights (each, an "Offering") granted to our employees. Under this Proposal 2, FCG stockholders are requested to approve an amendment to the Stock Purchase Plan to increase the shares of our common stock reserved for issuance under the Stock Purchase Plan from 1,000,000 to 2,250,000, an increase of 1,250,000 shares. The Board approved the proposed increase in shares described above in February 2003 to be effective upon approval by our stockholders.

        Approval of the amendment to the Stock Purchase Plan requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.

        The size of the proposed share increase under the Stock Purchase Plan was based, in part, on our future expected needs and the competitive practices of companies in the our industry and companies of comparable size. Our Board of Directors believes that stockholder approval of the proposed amendment to the plan is necessary to ensure that an adequate number of shares of our common stock will be available for future purchases by our employees to provide sufficient incentives to our employees. Our Board of Directors believes that it is in our best interest and that of our stockholders to approve the amendment because the ability to sell additional shares of our common stock to our employees at a discount from the then current market price and without commissions and other charges will assist us in attracting and retaining experienced and capable persons who can make significant contributions to our further growth and success. We may in the future, depending upon prevailing market conditions, choose to repurchase shares of our common stock in the open market as a means of accumulating treasury stock that can be used for purchases made by employees under the Stock Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

        The material features of the Stock Purchase Plan are outlined below. Unless otherwise indicated, the following summary of the principal provisions of the Stock Purchase Plan assumes the approval of this Proposal No. 2.

        Purpose of the Stock Purchase Plan.    The Stock Purchase Plan was adopted by the Board to provide a means by which our employees are given an opportunity to purchase our common stock, to assist in retaining the services of our employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success.

        Administration.    The Board administers the Stock Purchase Plan. The Board has the power to construe and interpret the Stock Purchase Plan and, subject to the provisions of the Stock Purchase Plan, to determine when and how rights to purchase common stock will be granted and the provisions of each offering of such rights. The Board is authorized to delegate administration of the Stock Purchase Plan to a committee composed of not less than two members of the Board and has delegated administration of the Stock Purchase Plan to the Compensation Committee. The Compensation Committee currently consists of Jack O. Vance (Chairman), Stephen E. Olson and Fatima Reep, all of whom are "disinterested persons" as that term is defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" as that term is defined pursuant to Section 162(m) of the Code. References in this discussion to the "Board" refer both to the Board and the Compensation Committee.

        Offerings.    The Stock Purchase Plan is implemented by Offerings to all eligible employees from time to time by the Board. Generally, each Offering is of 24 months' duration (the "Offering Period"). The current Offering commenced on January 1, 2002 and will terminate December 31, 2004.

        Eligibility and Participation.    Any person that we employ for at least twenty (20) hours per week and at least five (5) months per calendar year is eligible to participate in Offerings under the Stock Purchase Plan unless otherwise determined by the Board. The Board may provide that, if an employee becomes eligible to participate in the Stock Purchase Plan during the course of an Offering, the employee may enroll in that Offering on the next January 1 or July 1 during such Offering, which right shall thereafter be deemed to be a part of such Offering. Such right shall have the same characteristics as any rights originally granted under the Offering except that (i) the date on which such right is granted shall be the "Offering Date" of such right for all purposes, including determination of the exercise price of such right; and (ii) the Offering for such right shall begin on its Offering Date and end coincident with the ongoing Offering.

        Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Stock Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing five percent or more of the total combined voting power or value of all classes of our stock or of any parent or subsidiary (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him or her to buy more than $10,000 of stock under all of our employee stock purchase plans in any calendar year.

        Purchase of Stock.    By agreeing to participate in the Stock Purchase Plan, the employee is entitled to purchase shares under the Stock Purchase Plan. In connection with Offerings made under the Stock Purchase Plan, the Board specifies a maximum number of shares any employee may be granted the right to purchase. The maximum number of shares that may be purchased from us by an eligible associate shall not exceed (i) five thousand (5,000) shares on a purchase date or (ii) the amount of shares that could be purchased with $10,000 in contributions per calendar year. The maximum aggregate number of shares available to be purchased by all Eligible Associates under an Offering shall be the number of shares remaining available under the Plan on the Offering Date. If the aggregate purchase of shares of Common Stock upon exercise of rights granted under the Offering would exceed the maximum aggregate number of shares available, the Board shall make a pro rata allocation of the shares available in a uniform and equitable manner.

        Notwithstanding the foregoing, as required under Section 423 of the Code, no associate shall be granted an option under the Plan which permits such associate's right to purchase stock under this Plan and all other employee stock purchase plans (described in Section 423 of the Code) of the Company to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

        Eligible employees become participants in the Stock Purchase Plan by delivering to the Company, prior to the date or dates selected by the Board as the offering date (each, an "Offering Date") for the Offering, an agreement authorizing payroll deductions of up to a maximum percentage specified by the Board. Currently, the maximum specified percentage is 10% of such employee's earnings during the Offering Period.

        Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically on each Purchase Date at the applicable price. See "Withdrawal" below. Notwithstanding the foregoing, no stock will be purchased under the Stock Purchase Plan unless shares issuable under the Stock Purchase Plan are covered by an effective registration statement under the Securities Act of 1933.

        The purchase price of the common stock under the Offering is the lesser of eighty-five percent (85%) of the fair market value of the common stock on the Offering Date or eighty-five percent (85%) of the fair market value of the common stock on the Purchase Date as reported by the Nasdaq National Market. The current Offering began January 1, 2002 and will terminate on December 31, 2003. There are four (4) purchase dates within each offering, being June 30 and December 31 of each year. A new Offering will commence on January 1, 2004.

        All payroll deductions made for a participant are credited to his or her account under the Stock Purchase Plan and deposited with the general funds of the Company. A participant may not make any additional payments into such account.

        Withdrawal and Termination of Employment.    While each participant in the Stock Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given Offering by terminating his or her payroll deductions and by delivering a notice of withdrawal from the Stock Purchase Plan to us. Such withdrawal may be elected at any time other than the 15 days immediately preceding a purchase date. Following any withdrawal from an Offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest, and such employee's participation in the Offering will be automatically terminated. The employee is not entitled to again participate in such Offering. An employee's withdrawal from an Offering will not have any effect upon such employee's eligibility to participate in subsequent Offerings under the Stock Purchase Plan. Rights granted pursuant to any Offering under the Stock Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and we will distribute to such employee all of his or her accumulated payroll deductions at that time, without interest.

        Duration, Amendment and Termination.    The Board may suspend or terminate the Stock Purchase Plan at any time. Unless terminated earlier, the Stock Purchase Plan will terminate on December 31, 2009. The Board may amend the Stock Purchase Plan at any time and from time to time. Any amendment of the Stock Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation in the Stock Purchase Plan; (ii) increase the number of shares reserved for rights under such Stock Purchase Plan; or (iii) modify any other provision of the Stock Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Stock Purchase Plan, if such approval is required in order to comply with requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rights granted before amendment or termination of the Stock Purchase Plan will not be altered or impaired by any amendment or termination of the Stock Purchase Plan without consent of the person to whom such rights were granted, except as necessary to comply with applicable law, including the requirements of Section 423 of the Code.

        Adjustment Provisions.    If there is any change in the stock subject to the Stock Purchase Plan or subject to any rights granted under the Stock Purchase Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, change in corporate structure or otherwise), the Stock Purchase Plan and outstanding rights will be appropriately adjusted as to the class and the maximum number of shares subject to the Stock Purchase Plan and the class, number of shares and price per share of stock subject to such outstanding rights. In the event of our dissolution or liquidation, a merger or consolidation in which we are not the surviving corporation, a reverse merger in which we are the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation may assume outstanding rights or substitute similar rights for those under the Stock Purchase Plan. In the event that no surviving corporation assumes such outstanding rights or substitutes similar rights, participants' accumulated payroll deductions will be used to purchase our common stock immediately prior to the transaction described above and the participants' rights under the ongoing Offering terminated immediately following such purchase.

        Federal Income Tax Provisions.    Participation in the Stock Purchase Plan is intended to qualify for the favorable federal tax treatment accorded employee stock purchase plans under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The following summarizes the Federal income tax consequences of an employee's participation in the Stock Purchase Plan and is not intended to be a complete description of the tax consequences. This summary does not address Federal employment taxes, state and local income taxes and other taxes that may be applicable. A participant will not recognize taxable income on the date the participant is granted a right under the Stock Purchase Plan (i.e., the Offering Date). In addition, the participant will not recognize taxable income on the date shares are purchased during an Offering (i.e., the Purchase Date).

        If the stock is disposed of at least two years after the beginning of the Offering Period and at least one year after the stock is transferred to the participant, the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the price paid for the stock or (ii) the excess of the fair market value of the stock as of the beginning of the Offering Period over the purchase price (determined as of the beginning of the Offering Period) will be treated as ordinary income. Any further gain or any loss will be taxed as a short-term or long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income. If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term, mid-term or long-term depending on how long the stock has been held.

        There are no federal income tax consequences to us by reason of the grant or exercise of rights under the Stock Purchase Plan. We are entitled to a deduction to the extent such amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation).

        Restrictions on Transfer.    Participation in the Stock Purchase Plan is voluntary; no benefits under the Stock Purchase Plan are allocated specifically to any employee. Rights granted under the Stock Purchase Plan are not transferable other than by will or the laws of descent and distribution, or by a beneficiary designation, and may be exercised only by the person to whom such rights are granted.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors has selected Grant Thornton LLP as our independent auditors for the fiscal year ending December 26, 2003 and has further directed that management submit the selection of such independent auditors for ratification by the stockholders at the Annual Meeting. Grant Thornton LLP has audited our financial statements since 1995. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Grant Thornton LLP as our independent auditors is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.

        Audit Fees.    The aggregate fees billed to us by Grant Thornton LLP related to the review and audit of our annual financial statements for each of 2001 and 2002 were $188,380 and $205,200, respectively. The aggregate fees billed to us by Grant Thornton LLP related to the review of our quarterly financial statements included in our statutory and regulatory filings for each of 2001 and 2002 were $34,550 and $39,230, respectively.

        Audit-Related Fees.    We incurred no audit-related fees in 2001 and 2002 other than those disclosed above under "Audit Fees."

        Tax Fees.    The aggregate fees billed for professional services rendered by Grant Thornton LLP for tax compliance, tax advice and tax planning for each of 2001 and 2002 were $86,649 and $1,040, respectively. The tax fees were primarily incurred on matters relating to the termination by the Board of Directors of our Vice President restricted stock purchase requirement.

        All Other Fees.    The aggregate fees billed for all other professional services rendered by Grant Thornton LLP for each of 2001 and 2002 were $24,000 and $25,920, respectively. All of such fees incurred were relating to audits of our 401(k) plan, which were required to complete necessary regulatory filings for the plan.

        Audit Committee Pre-Approval Policies and Procedures.    The Audit Committee operates pursuant to a written charter adopted by the Board of Directors in April 2002, a copy of which has been filed with the Securities and Exchange Commission. The Committee's responsibilities currently include, among other duties, approving the fees and other significant compensation payable to our independent auditors.

        The Audit Committee, in accordance with the Audit Committee charter, pre-approved all fees, with the exception of Tax Fees, billed to us by Grant Thornton LLP for services performed in 2002. The Tax Fees not pre-approved in 2002 comprise less than 1.0% of total fees billed to us by Grant Thornton LLP for services performed in 2002.

        For fees billed to us by Grant Thornton LLP for services performed in 2001, all Audit Fees were pre-approved by the Audit Committee and all Tax Fees were generally approved by the Board of Directors in connection with actions required to terminate the Vice President restricted stock purchase requirement. However, the specific level of Tax Fees in 2001 was not pre-approved. The Tax Fees not pre-approved in 2001 comprise 26.0% of total fees billed to us by Grant Thornton LLP for services performed in 2001. Fees that are categorized as All Other Fees for 2001 above were not pre-approved by the Audit Committee or the Board of Directors. The All Other Fees not pre-approved for 2001 comprise 7.2% of total fees billed to us by Grant Thornton LLP for services performed in 2001.

        The Board of Directors has considered whether Grant Thornton LLP's provision of services as set forth above is compatible with maintaining its independence, and believes that Grant Thornton LLP has retained its independence from us.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

OTHER BUSINESS

        The Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting such proxies.

                      By Order of the Board of Directors

                      Michael A. Zuercher
                       Vice President, General Counsel and Secretary

Long Beach, California
May 2, 2003

        A copy of our Annual Report to Stockholders for the 2002 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. A copy of our Annual Report on Form 10-K for the fiscal year ended December 27, 2002, which was filed with the Securities and Exchange Commission on March 25, 2003, will be made promptly available without charge upon written request to: Corporate Secretary, First Consulting Group, Inc., 111 West Ocean Blvd., 4th Floor, Long Beach, California 90802, Telephone number: (562) 624-5200.

        In addition, the Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically. We also maintain a website located at http://www.fcg.com, and electronic copies of our periodic and current reports are available, free of charge, under the "Investor" link on our website as soon as practicable after such material is filed with, or furnished to, the Securities and Exchange Commission.

FOLD AND DETACH HERE

FIRST CONSULTING GROUP, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2003

        The undersigned hereby appoints Luther J. Nussbaum and Michael A. Zuercher and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of First Consulting Group, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of First Consulting Group, Inc. to be held at the Company's offices at 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 on Tuesday, June 3, 2003 at 10:00 a.m. local time (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on other side)

Please Detach and Mail in the Envelope Provided

☒	PLEASE MARK YOUR VOTE AS INDICATED

PROPOSAL 1: To elect three directors to hold office until the 2006 Annual Meeting of Stockholders and until the election and qualification of their respective successors.

FOR all nominees listed below (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed below.
☐	☐
NOMINEES:	Stanley R. Nelson Luther J. Nussbaum Jack O. Vance, Ph.D.	TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE WRITE SUCH NOMINEE(S)' NAME BELOW:

PROPOSAL 2: To approve an amendment to FCG's 2000 Associate Stock Purchase Plan to increase the number of shares of FCG common stock reserved for issuance under that Plan by 1,250,000 shares, from 1,000,000 shares to 2,250,000 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐
PROPOSAL 3: To ratify the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending December 26, 2003.
FOR ☐	AGAINST ☐	ABSTAIN ☐
PROPOSAL 4: In accordance with the discretion of the proxy holders, to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
FOR ☐	AGAINST ☐	ABSTAIN ☐
PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
	DATED	, 2003

Signature	Signature

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2003
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2003
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE
BOARD COMMITTEES AND MEETINGS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION OF DIRECTORS
COMPENSATION OF EXECUTIVE OFFICERS
EQUITY COMPENSATION PLAN INFORMATION
NON-STOCKHOLDER APPROVED EQUITY COMPENSATION PLANS
EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYEE AND CHANGE IN CONTROL ARRANGEMENTS; INDEMNIFICATION AGREEMENTS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPANY STOCK PRICE PERFORMANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2 AMENDMENT OF FCG'S 2000 ASSOCIATE STOCK PURCHASE PLAN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3
OTHER BUSINESS
FIRST CONSULTING GROUP, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2003